UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        COMMISSION FILE NUMBER 333-98657

                                IESI CORPORATION
             (Exact name of registrant as specified in its charter)

                          2301 EAGLE PARKWAY, SUITE 200
                             FORT WORTH, TEXAS 76177
                                  817-632-4000
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2012
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [_]         Rule 12h-3(b)(1)(i)  [_]
         Rule 12g-4(a)(1)(ii) [_]         Rule 12h-3(b)(1)(ii) [_]
         Rule 12g-4(a)(2)(i)  [_]         Rule 12h-3(b)(2)(i)  [_]
         Rule 12g-4(a)(2)(ii) [_]         Rule 12h-3(b)(2)(ii) [_]
                                          Rule 15d-6           [X]

     Approximate number of holders as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, IESI Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 21, 2005   IESI CORPORATION

                          By:  /s/ Thomas J. Cowee
                               ------------------------------------
                               Name:  Thomas J. Cowee
                               Title: Senior Vice President, Chief Financial
                                      Officer, Treasurer and Assistant Secretary